Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: AUGUST 21, 2008		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2008,
DECLARES CASH DIVIDEND AND SETS THE FISCAL 2009 DIVIDEND RATE

Cincinnati, OH; August 21, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today:

•
reported fourth quarter net sales of $66,443,000, a decrease of 29% over the same period of the prior fiscal year; reported a fourth quarter net loss of $24,754,000, including a $28,929,000 impairment of goodwill and intangible assets ($23,606,000 net of income taxes) as compared to net income of $6,961,000 from the same period of the prior fiscal year.  Excluding the impact of the impairment of goodwill and intangible assets, the diluted loss per share would have been $(0.05) per share in the fourth quarter of fiscal 2008.

•
reported fiscal year 2008 net sales of $305,286,000, a decrease of 10% over the prior fiscal year; reported a fiscal year 2008 net loss of $11,981,000, including a $28,929,000 impairment of goodwill and intangible assets ($23,606,000 net of income taxes) as compared to net income of $20,789,000 in the prior fiscal year; reported fiscal year 2008 diluted loss per share of $(0.55) as compared to earnings per share of $0.95 in the prior fiscal year.  Excluding the impact of the impairment of goodwill and intangible assets, the fiscal 2008 diluted earnings per share would have been $0.53 per share.

•	declared a regular quarterly cash dividend of $0.15 per share payable September 9, 2008 to shareholders of record September 2, 2008; and

•	established a new indicated annual cash dividend rate of $0.20 per share beginning with the first quarter of fiscal 2009.

Financial Summary

(In thousands, except per share data; unaudited)	Three Months Ended June 30			Fiscal Year Ended June 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$66,443	$93,823	(29.2)%	$305,286	$337,453	(9.5)%

Operating Income (loss)	$(29,105)	$10,377		$(9,144)	$32,550

Net Income (loss)	$(24,754)	$6,961		$(11,981)	$20,789

Earnings (loss) Per Share (diluted)	$(1.14)	$0.32		$(0.55)	$0.95

LSI Industries Inc. Fiscal 2008 Fourth Quarter Results
August 21, 2008

	6/30/08	6/30/07
Working Capital	$74,604	$68,397
Total Assets	$182,481	$233,612
Long-Term Debt	$--	$--
Shareholders’ Equity	$150,257	$176,061

Fourth Quarter Fiscal 2008 Results

Net sales in the fourth quarter of fiscal 2008 were $66,443,000, a decrease of 29% over last year’s fourth quarter net sales of $93,823,000.  The fiscal 2008 fourth quarter net loss of $24,754,000, or $(1.14) per share, compares to net income of $6,961,000, or $0.32 per share, reported last year in the same period.  Lighting Segment net sales decreased 5% to $49.0 million (sales to the Commercial / Industrial lighting market increased 12%), and Graphics Segment net sales decreased 58% to $17.4 million.  The Company recorded pretax goodwill and intangible asset impairment expense of $28,929,000 [represents $(1.08) per share on an after tax basis] in the fourth quarter of fiscal 2008 almost entirely in its Graphics Segment, with no similar expense in the same period of the prior year.  Earnings per share represent diluted earnings per share.

Fiscal Year 2008 Results

Net sales in fiscal 2008 were $305,286,000, a decrease of 10% over last year’s net sales of $337,453,000.  The fiscal 2008 net loss of $11,981,000, or $(0.55) per share, compares to net income of $20,789,000, or $0.95 per share, reported last year.  Lighting Segment net sales decreased 4% to $190.6 million (sales to the Commercial / Industrial lighting market increased 10%), and Graphics Segment net sales decreased 17% to $114.7 million.  The Company recorded pretax goodwill and intangible asset impairment expense of $28,929,000 [represents $(1.08) per share on an after tax basis] in fiscal 2008 almost entirely in its Graphics Segment, with no similar expense in the prior year.  Earnings per share represent diluted earnings per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “Fiscal 2008 proved to be disappointing after having finished the prior fiscal year with record setting sales and profits.  One year ago we talked about introducing advanced solid-state white LED lighting fixtures, bringing “on stream” our digital billboard facility in Cincinnati, gaining share in the large and growing Commercial / Industrial market, and securing new national re-imaging programs for our highly successful and industry-leading graphics business, as well as improving efficiency related to favorable operating leverage from anticipated higher sales.

“What happened?  Quite simply, two of our most important growth initiatives during fiscal 2008 were not accomplished.  First, our higher margin graphics business completed two major imaging programs.  However, due to the slowing  economy most of the new re-imaging programs that were in the discussional stage were put on hold.  This obviously kept us from replacing this volume.  It is important to remember our graphics business is project driven, not product driven like our lighting business.  Second, due to an LED quality problem we had a setback to our entry into the digital board market which failed to generate the volume of orders we expected.  We did accomplish our goals to increase sales in the Commercial / Industrial lighting market; however this was somewhat affected by our single largest retail customer putting a hold on their new store construction program.

LSI Industries Inc. Fiscal 2008 Fourth Quarter Results
August 21, 2008

“There is some good news.  Our introduction of our Crossover line of solid-state LED fixtures to the petroleum service station market is beginning to get the recognition we had hoped it would.  Our growth in the Commercial / Industrial lighting market is right on plan and we are excited that we signed a letter of intent to acquire an important bolt on type acquisition for our Lighting Segment.  We integrated the SACO Technologies business and streamlined our segment reporting to the two segments of Lighting and Graphics, accelerated the development of additional solid-state white LED lighting fixtures, received orders for video screens for sports facilities and world-class entertainment tours, and initiated an effort to access selected international markets for our solid-state LED products.

“We believe our initial sales and earnings guidance for fiscal 2009 is conservative and it does not include the accretive benefits of any acquisitions or re-imaging programs.  Net sales are expected to be between $290 and $310 million and diluted per share earnings between $0.29 and $0.36.

“In accordance with our long-established cash dividend policy guidelines, we have established the annual indicated rate at $0.20 per share for fiscal 2009.  This is down from the indicated rate of $0.60 per share for fiscal 2008.  We have paid cash dividends to our shareholders since 1989.

“Our balance sheet remains strong and we are conservatively capitalized with no debt and an unused $57 million credit facility.  The impairment we took was a non-cash accounting charge and did not affect our tangible net worth, liquidity, cash, or borrowing power.

“In summary, we have all the required capabilities and assets to resume the growth of the Company.  Rest assured, we are addressing the problems and weaknesses of fiscal 2008 and the opportunities of fiscal 2009.  I look forward to reporting to you on our progress.”

Contemplated Acquisition

LSI Industries has entered into a non-binding letter of intent to acquire certain high-quality lighting products that will enhance its present product offerings and provide for additional solid-state lighting opportunities.  Subject to completion of due diligence and negotiation of definitive agreements, this acquisition is expected to close during the first quarter of fiscal 2009.  The purchase price is expected to be approximately $23 million plus an earnout opportunity.  The acquisition is expected to be accretive.

Guidance for Fiscal 2009

With regard to the Company’s initial guidance for fiscal 2009, management is providing a sales range from $290 million to $310 million and diluted per share earnings from $0.29 to $0.36.  This guidance is consistent with the Company’s internal budgets and forecasts, before any acquisitions, and is subject to modification as fiscal 2009 unfolds.

Balance Sheet

The balance sheet at June 30, 2008 included current assets of $103.2 million, current liabilities of $28.6 million and working capital of $74.6 million.  The current ratio was 3.60 to 1.  The Company has shareholders’ equity of $150.3 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2008 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc. Fiscal 2008 Fourth Quarter Results
August 21, 2008

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.15 per share payable September 9, 2008 to shareholders of record as of September 2, 2008.  LSI Industries has paid regular cash dividends since 1989.  The Company’s cash dividend policy is that the indicated annual dividend rate will be set between 50% and 70% of the expected net income for the current fiscal year.  Consideration will also be given by the Board to special year-end cash or stock dividends.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.  Accordingly, the Board established a new indicated annual cash dividend rate of $0.20 per share beginning with the first quarter of fiscal 2009 consistent with the above dividend policy.

Impairment Charges

The Company recently performed its annual goodwill impairment test in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”  The annual impairment test indicated there was a material non-cash impairment of goodwill and certain intangible assets in two of the Company’s reporting units within its Graphics Segment due to the combination of a decline in the market capitalization of the Company at June 30, 2008 and a decline in the estimated forecasted discounted cash flows expected by the Company, which management attributes to a weaker economic cycle impacting certain of the Company’s customers, notably national retailers.  Such goodwill impairment was $27,149,000 and intangible impairment was $683,000.  In addition, it was determined that Lighting Segment intangible assets were impaired in the amount of $1,097,000.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net loss for the three months and year ended June 30, 2008.  Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill and intangible assets is a non-GAAP financial measure.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude goodwill and intangible asset impairment because it is not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net loss for the periods indicated, excluding the impairment.

	Fourth Quarter Fiscal 2008		Fiscal Year 2008
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(in thousands)		(in thousands)
Reconciliation of net loss to adjusted net income (loss):

Net loss	$(24,754)	$(1.14)	$(11,981)	$(0.55)

Adjustment for goodwill and intangible asset impairment charge, net of taxes	23,606	1.08	23,606	1.08

Adjusted net income (loss) and earnings (loss) per share	$(1,148)	$(0.05)	$11,625	$0.53

LSI Industries Inc. Fiscal 2008 Fourth Quarter Results
August 21, 2008

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer and is expanding its product offering to the international markets.

Building upon its success with the Crossover™ LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment. The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1600 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2008 Fourth Quarter Results
August 21, 2008

Condensed Statements of Operations

(in thousands, except per share data; unaudited)	Three Months Ended June 30		Fiscal Year Ended June 30
	2008	2007	2008	2007
Net sales	$66,443	$93,823	$305,286	$337,453
Cost of products sold	51,208	68,434	224,859	248,274
Gross profit	15,235	25,389	80,427	89,179

Selling and administrative expenses	15,411	15,012	60,642	56,629

Goodwill and intangible asset impairment	28,929	--	28,929	--

Operating income (loss)	(29,105)	10,377	(9,144)	32,550

Interest (income) expense, net	(16)	(68)	(279)	823

Income loss before income taxes	(29,089)	10,445	(8,865)	31,727

Income tax expense (credit)	(4,335)	3,484	3,116	10,938

Net income (loss)	$(24,754)	$6,961	$(11,981)	$20,789

Earnings (loss) per common share

Basic	$(1.14)	$0.32	$(0.55)	$0.96
Diluted	$(1.14)	$0.32	$(0.55)	$0.95

Weighted average common shares outstanding

Basic	21,797	21,695	21,764	21,676
Diluted	21,797	21,918	21,764	21,924

Condensed Balance Sheets
 (in thousands, unaudited)

	June 30, 2008	June 30, 2007
Current Assets	$103,244	$123,358
Property, Plant and Equipment, net	44,754	47,558
Other Assets	34,483	62,696
	$182,481	$233,612

Current Liabilities	$28,640	$54,961
Long-Term Debt	--	--
Other Long-Term Liabilities	3,584	2,590
Shareholders’ Equity	150,257	176,061
	$182,481	$233,612